EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of February 14th 2006 (the "Effective Date"), between MD Technologies Inc. ("MDTO"), PREMIER MEDICAL CONSULTANTS, INC, a FLORIDA corporation (the "Company" or "PMCI"), and JON TREZONA (the "EXECUTIVE").

WHEREAS, EXECUTIVE has been employed by Premier Medical Consultants, Inc. ("PMCI" or "Seller") prior to the Effective Date;

WHEREAS, MDTO is acquiring EXECUTIVE'S Equity Interest in PMCI effective as of the Effective Date (the "Acquisition");

WHEREAS, MDTO and EXECUTIVE have agreed that EXECUTIVE shall remain as the Chief Executive Officer of PMCI and participate in the management of said Company for MDTO;

WHEREAS, this Agreement shall supersede and replace any prior employment arrangement and/or agreement (the "Prior Employment Relationship") that the EXECUTIVE had with PMCI;

WHEREAS, SELLER is engaged in the business (the "Business") of: (i) providing medical billing and collection services; and (ii) providing healthcare business management and consulting services;

WHEREAS, as a result of this employment the EXECUTIVE shall become familiar with confidential information and trade secrets associated with the Business, MDTO and the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.

Employment.

The Company shall employ the EXECUTIVE, and the EXECUTIVE accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the "Employment Period").

Section 2.

Position and Duties.

(a). During the Employment Period, the EXECUTIVE shall serve as the Vice President of Development of MDTO and shall report, be accountable to, and perform such duties as are reasonably assigned by the Chief Executive Officer of MDTO or his designee.

During the Employment Period, the EXECUTIVE shall also serve as Chief Executive Officer of PMCI. As the Chief Executive Officer of PMCI, the EXECUTIVE shall report, be accountable to, and perform such duties as are assigned to him by MDTO'S Vice President of Revenue Cycle Management, or such other person that the Chief Executive Officer of MDTO shall designate.

(b). Operational Control: Post-Closing

EXECUTIVE, MDTO, and Company understand that it is a goal of MDTO to achieve operational efficiencies by integrating the operational processes of MDTO'S Tampa Florida offices and those of Company as soon as possible after the acquisition of Company by MDTO. It is further understood that EXECUTIVE shall report, be accountable to, and perform such duties as are assigned to him by MDTO'S Vice President of Revenue Cycle Management, who shall have ultimate authority in overseeing the operational processes of Company and in determining how the integration is to be achieved.

(c) The EXECUTIVE shall devote his reasonable efforts and as much of his active business time and attention (except for Personal Time Off, Business Development Days, and reasonable periods of illness or other incapacity) as is reasonably necessary to the business and affairs of the Company, commensurate with the level of effort, travel, and working hours EXECUTIVE has contributed in the past, subject to the rights to time off as herein described. The EXECUTIVE shall perform his duties and responsibilities in a diligent and professional manner. During the Employment Period, except as herein provided, EXECUTIVE shall not engage in any business activity which, in the reasonable judgment of the Chief Executive Officer of MDTO, conflicts with the duties of the EXECUTIVE hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(d) EXECUTIVE and Company hereby recognize that EXECUTIVE has a direct and/or indirect interest in the following collection agencies: GULF COAST PREMIER CREDIT, L.L.C., ("Agencies"). EXECUTIVE shall maintain his interest in such Agencies and EXECUTIVE may from time to time devote professional time to the affairs of said agencies as long as his attention to the affairs of the Agencies does not materially interfere with EXECUTIVE'S duties to the Company.

(e) The foregoing restrictions shall not limit or prohibit the EXECUTIVE from engaging in passive investment, inactive business ventures and community, professional, charitable and social activities not interfering with the EXECUTIVE'S performance and obligations hereunder.

(f) The EXECUTIVE shall perform his duties under this Agreement at the PMCI business office in Largo, Florida. During the Employment Period, the EXECUTIVE shall not be required to relocate his residence or to work from any office more than a five mile radius from the present Largo office on a permanent basis.

Section 3.

Salary Remuneration and Benefits.

3.1 Base Salary

During the Employment Period, the EXECUTIVE'S base salary shall be:

a. [CONFIDENTIAL TREATMENT REQUESTED]

b. [CONFIDENTIAL TREATMENT REQUESTED]

3.2 New Business Commissions Bonus

During the Employment Period, the EXECUTIVE shall be paid a yearly bonus based on the gross revenues received by the MDTO or any of its subsidiaries from new contracts generated by EXECUTIVE on the following formula:

a. [CONFIDENTIAL TREATMENT REQUESTED]

b. [CONFIDENTIAL TREATMENT REQUESTED]

c. [CONFIDENTIAL TREATMENT REQUESTED]

3.3 Acquisitions Bonus

During the 36 months immediately following the execution of this Agreement, EXECUTIVE shall be entitled to an additional bonus equal to [CONFIDENTIAL TREATMENT REQUESTED] of the purchase price of any acquisitions of companies or entities which are initially identified and brought to the Company's attention by EXECUTIVE.

        [CONFIDENTIAL TREATMENT REQUESTED]

3.4 Benefits

During the Employment Period, Company shall provide the EXECUTIVE with insurance of the type and benefit levels of the insurance provided by PMCI to EXECUTIVE immediately prior to the acquisition of the Company by MDTO including maintenance of an appropriate health insurance plan for EXECUTIVE and EXECUTIVE'S wife, which shall be commensurate with what they had been provided in the past. EXECUTIVE'S wife, BARBARA TREZONA, is a third party beneficiary of this Agreement for purposes of being provided with such health insurance.

During the Employment Period, the Company shall reimburse the EXECUTIVE as has been customary during his employment with PMCI for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

During the Employment Period, the EXECUTIVE shall be entitled to 30 days paid personal time off days per year ("Personal Time Off"), which days shall be available for the EXECUTIVE'S use for any reason commencing immediately on the Effective Date.

During the Employment Period, EXECUTIVE shall be provided with an automobile allowance of [CONFIDENTIAL TREATMENT REQUESTED] per month.

During the Employment Period, the Company shall provide each of EXECUTIVE and his spouse with life insurance so that in the event of the death of either of them during the Employment Period, the other of them will receive [CONFIDENTIAL TREATMENT REQUESTED] by direct payment from the applicable insurance carrier that such coverage is maintained with. EXECUTIVE and EXECUTIVE'S wife shall be entitled to require that they be the owners of such policies, and that the premiums thereon be timely paid during the Employment Period. Upon termination of employment for any reason, EXECUTIVE and EXECUTIVE'S wife shall be entitled to receive total ownership and control, including credit for any prepaid premiums, under such policies. The policies will be for a minimum fixed rate 10 year term, and renewable thereafter based upon normal life insurance company rules. The policies will be written by a carrier or carriers reasonably acceptable to EXECUTIVE and EXECUTIVE'S wife. EXECUTIVE'S wife is a third party beneficiary of this provision.

3.5 Office Equipment

The Company shall provide the EXECUTIVE, at the Company's expense, with office space, office equipment, and such other facilities and support services as are adequate for the performance of the EXECUTIVE'S duties hereunder, and which are at leas~~t~~ equivalent to such facilities and services as were provided to the EXECUTIVE by PMCI prior to the Effective Date, within five miles of the present location of EXECUTIVE'S business in Largo, Florida.

3.6 D & O Insurance

The Company agrees to maintain directors and officers liability insurance and to designate EXECUTIVE as a named insured on all MDTO and MDTO affiliate liability insurance policies, based upon at least the same coverages as apply to other Directors and Officers of MDTO.

3.7 Stock Options

[CONFIDENTIAL TREATMENT REQUESTED]

3.8 Continuation of Benefits

Should EXECUTIVE'S employment terminate during a partial year of employment: (1), the annual salary compensation of EXECUTIVE shall be prorated to the date of termination; (2) the New Business Commissions bonuses described above shall continue for the primary terms of the new contracts generated by EXECUTIVE; and (3) the Acquisitions Bonus on companies initially identified by EXECUTIVE shall be due and payable on acquisitions made by MDTO for up to three consecutive calendar years after the calendar year in which such termination occurs.

Section 4.

Term.

(a) The Employment Period shall end on the fifth anniversary of the date of this Agreement; and shall not automatically renew upon expiration of the Term unless agreed to in writing by the parties, however, (i) the Employment Period shall terminate prior to such date upon the EXECUTIVE'S resignation at any time prior to such date for Good Reason (as defined below), death or Disability (as defined in the following sentence), (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below), and (iii) the Employment Period shall terminate prior to such date upon the EXECUTIVE'S resignation without Good Reason upon ninety (90) days advance written notice to the Company.

(b) For purposes of this Agreement (a) "Disability" means any long-term disability or incapacity which (i) renders the EXECUTIVE unable to substantially perform his duties hereunder for ninety (90) days during any 12-month period or (ii) would reasonably be expected to render the EXECUTIVE unable to substantially perform his duties for ninety (90) days during any 12-month period, in each case as determined by two independent medical examiners, one selected by the EXECUTIVE and the other selected by the Company, in their good faith judgment; provided, however, that no action shall be taken hereunder that precludes EXECUTIVE from making a claim under any separate long-term disability policy maintained by the Company.

(c) "Good Reason" means (i) assignment to the EXECUTIVE of any duties or responsibilities inconsistent with EXECUTIVE'S position, or requiring more than 8 nights per month of overnight stays and/or visits outside of the state of Florida without the EXECUTIVE'S consent, (ii) reduction of the EXECUTIVE'S Base Salary, Bonus, or benefits without the EXECUTIVE'S written consent, (iii) assignment of EXECUTIVE to a principal place of business other than a location within five miles of the present location of Company in Largo, Florida without the EXECUTIVE'S written consent or (iv) failure to honor the terms of condition of this Agreement or any other material agreement between EXECUTIVE and MDTO and/or PMCI which is entered into at the time of this Agreement or thereafter, which failure is not cured within ten (10) calendar days after the EXECUTIVE provides written notice to the Company of such failure. The last day on which EXECUTIVE is employed by the Company, is referred to as the "Termination Date."

Written consent under this paragraph may be withheld in EXECUTIVE'S absolute discretion.

(d) If the Employment Period is terminated by the EXECUTIVE for Good Reason or by Company without Cause, the EXECUTIVE shall be entitled to receive his base salary and benefits for a period of one hundred and eighty (180) days. Such payment shall be made in a single cash payment no later than 60 days after the Termination Date. The cash payment itemized in this section shall not relieve Company from liability it may owe EXECUTIVE for breach of the Securities Purchase Agreement.

Further, EXECUTIVE shall be entitled to recover reasonable attorneys fees and costs incurred as a result of any breach and shall be entitled to obtain ownership of life insurance as described in Section 3.4 hereof, and bonuses as described in Sections 3.2 and 3.3 hereof, and the right to provide consulting services and to be provided with health insurance and $75.00 per hour under Section 4(h) shall continue to apply. It is hereby confirmed that upon such payment EXECUTIVE will have no further salary rights, notwithstanding premature termination, by reason of this paragraph.

(e) If the Employment Period is terminated by the Company for Cause, or by reason of the EXECUTIVE'S resignation without Good Reason, death or Disability, the EXECUTIVE shall be entitled to receive his Base Salary only to the extent such amount has accrued through the Termination Date.

(f) Except as otherwise required by law (e.g., COBRA, ERISA) or as specifically provided herein, all of the EXECUTIVE'S rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the Termination Date shall cease upon the Termination Date subject to subsection (h) below and Section 3.8 hereof.

(g) For purposes of this Agreement, "Cause" means (i) the EXECUTIVE'S conviction for a felony involving fraud, dishonesty or moral turpitude, or (ii) the EXECUTIVE'S willful or intentional breach of this Agreement which results to the detriment of the Company, which breach is not remedied within ten (10) calendar days after the Company provides notice of the breach to the EXECUTIVE, EXECUTIVE shall have a reasonable period of time to cure the default provided further, the EXECUTIVE diligently pursues such cure and failing Company's acceptance of such cure, the matter is submitted to arbitration or mediation for resolution.

Cause shall be determined in good faith by a vote of a majority of the entire membership of the Board of Directors of MDTO at a meeting of the Board called and held for such purpose (after reasonable notice to EXECUTIVE and an opportunity for EXECUTIVE, together with counsel, to be heard before the Board).

(h) If EXECUTIVE ceases being employed by the Company for any reason other than for "Cause" as defined in Section 4 (g) above, prior to the 6th day of January, 2013. EXECUTIVE shall have a consulting contract with the Company for a base fee equal to the monthly cost EXECUTIVE incurs to acquire private health insurance providing substantially the same benefits EXECUTIVE and his spouse had been provided by Company on the date before EXECUTIVE'S Termination Date plus an~~d~~ hourly rate of [CONFIDENTIAL TREATMENT REQUESTED] for consulting work performed by EXECUTIVE for Company.

(i) MDTO, for good and valuable consideration acknowledged as received, hereby guarantees the obligations of PMCI under this Agreement.

Section 5

Nondisclosure and Nonuse of Confidential Information.

(a) The EXECUTIVE shall not disclose or use at any time any Confidential Information (as defined below) of which the EXECUTIVE is or becomes aware, except to the extent that such disclosure or use is directly related to and required by the EXECUTIVE'S performance in good faith of duties assigned to the EXECUTIVE by the Company or is required to be disclosed by law, court order, or similar compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the EXECUTIVE shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The EXECUTIVE shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the Business of the Company or any of its Affiliates which the EXECUTIVE may then possess or have under his control.

(b) As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company or any Affiliate in connection with its business, including, but not limited to, information, observations and data obtained by the EXECUTIVE while employed by the Company concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients, suppliers and publishers and customer, client supplier and publisher lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date the EXECUTIVE proposes to disclose or use such information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 6.

Non-Compete, Non-Solicitation.

(a) The EXECUTIVE acknowledges that, in the course of his employment with the Company and/or its Affiliates he will become familiar with the Company's and its Affiliates' trade secrets and with other confidential information concerning the Company, its Affiliates and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, the EXECUTIVE agrees that, during the Employment Period and for two (2) years thereafter (the "Non-Compete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business competing with the businesses, products or services of the Company or its Affiliates as such businesses, products and/or services are described in the preamble to this Agreement ("Business") or exist or are in the process of being formed or acquired as of the Termination Date, within any Restricted Territory. As used in this Agreement, the term "Restricted Territory" means the parishes of the States of Louisiana listed in Exhibit "A" hereto, the States of: Mississippi, Texas, Illinois, New York, New Jersey, Alabama, Georgia, Florida, Montana, and Tennessee.

(b) During the Non-Compete Period, the EXECUTIVE shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate or (ii) hire any person who was an employee of the Company or its Affiliates until twelve weeks after such individual's employment relationship with the Company or its Affiliates has been terminated or (iii) induce or attempt to induce any customer (it being understood that the term "customer" as used throughout this Agreement includes any person that is receiving services from the Company and/or any of its Affiliates), supplier, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or its Affiliates, on the other hand.

Notwithstanding any provision in the Agreement to the contrary, should the Employment Agreement be terminated, other than through default by EXECUTIVE or should the Company breach its obligations under the Securities Purchase Agreement or any other Agreement executed at the time of the execution of the Securities Purchase Agreement and which breaches are not cured within sixty (60) days of EXECUTIVE having provided MDTO with notice of said breach, the restrictive non-compete, non-solicitation and Confidentiality covenants shall be of no further force and effect and the EXECUTIVE shall be free to engage in any business related or in competition with Company.

Nothing herein shall prohibit the EXECUTIVE from being a passive owner of not more than ten percent (10%) of the outstanding stock of any class of a corporation that is engaged in the Business which is publicly traded, so long as the EXECUTIVE has no active participation in the business of such corporation.

(c) The EXECUTIVE understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the EXECUTIVE does not believe would prevent him from otherwise earning a living. EXECUTIVE further understands that the Company and any Affiliate would not consummate the purchase of PMCI but for the covenants contained in this Section 6 and (ii) the provisions of Sections 5 through 7 are reasonable and necessary to preserve the business of the Company.

(d) If, at the time of enforcement of Sections 5 through 7, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the EXECUTIVE and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law from improper competition.

(e) EXECUTIVE and Company hereby recognize that EXECUTIVE has a direct and/or indirect interest in the following collection agency which performs collection of accounts that have been deemed uncollectible by the owners of such accounts: GULF COAST PREMIER CREDIT, L.L.C. ("Agencies"). EXECUTIVE and Company agree that EXECUTIVE shall maintain his interest in such Agencies and that such Agencies shall from time to time perform services for PMCI as well as MDTO. The parties agree that EXECUTIVE'S maintenance of such interest in the Agencies and the contribution of personal time, efforts, management advice and oversight with respect thereto, based upon the level of input that has applied in the past, shall not constitute a violation of this agreement as long as said agencies do not perform medical billing and healthcare consulting services similar to the services performed by PMCI and Company. EXECUTIVE and Company agree that EXECUTIVE'S role with respect to the Agency may change in the future, and upon reasonable advance written notice to Company, Company will approve such changes if not detrimental to Company or Company's business plan.

(f) EXECUTIVE and Company further agree that this agreement shall not prevent EXECUTIVE from accepting employment as a direct employee of a healthcare provider performing services, including consulting, billing and collection services related to the healthcare being provided by his employer to its patients.

(g) EXECUTIVE and Company further agree that this agreement shall not prevent EXECUTIVE, after the termination of his employment with the Company, from providing healthcare business management and consulting services not directly related to medical billing.

(h) EXECUTIVE and Company further agree that EXECUTIVE may with the express written consent of Company , which consent shall not be unreasonably withheld, be entitled to perform consulting and billing and collections services similar to those performed by Company, provided that consent shall not be required as to non-billing, non-collection consulting activities, that are not competitive with Company's business which are performed after termination of employment of EXECUTIVE with Company.

Section 7.

Inventions and Patents.

The EXECUTIVE agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Business which are conceived, developed or made by the EXECUTIVE (during usual business hours or on the premises of the Company or any Affiliate) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the "Work Product"), belong in all instances to the Company or such Affiliate. The EXECUTIVE shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (during the Employment Period), at the sole expense of the Company, to establish and confirm the Company's ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance (during the Employment Period) to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Notwithstanding the above, the parties agree that the application of personally known and industry known information to the management and welfare of the Agency described in Section 6(e) above shall not violate this Section 7 so long as no confidential information of the Company is inappropriately transferred in the process thereof.

Section 8.

Enforcement.

Because the EXECUTIVE'S services are unique and because during the Employment Period the EXECUTIVE will have access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 9.

Representations and Warranties of the EXECUTIVE.

The EXECUTIVE hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the EXECUTIVE does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the EXECUTIVE is a party or any judgment, order or decree to which the EXECUTIVE is subject and (b) except for the Prior Employment Relationship, the EXECUTIVE is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity.

Section 10.

Additional Covenant of the Executive.

Upon the Termination Date, provided the Agreement has not been terminated due the default of Company, the EXECUTIVE shall do or cause to be done all such acts and things reasonably requested by the Company, to renew, transfer, apply for or otherwise maintain, for the benefit of the Company and/or its Affiliates, any license or permit relating to the Business which: is in the name of the EXECUTIVE; names the EXECUTIVE as the agent or holder thereof; or otherwise is related to the EXECUTIVE, so that such license or permit shall continue in full force and effect after the Termination Date. All reasonable expenses of the EXECUTIVE in connection with this Section 10 shall be reimbursed by the Company within ten days of written request for reimbursement.

Section 11.

RESERVED

Section 12

General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Complete Agreement. As of the Effective Date, the Prior Employment Relationship with PMCI shall be terminated and shall be of no further force or effect with respect to such employment. This Agreement and those documents expressly referred to herein constitute the entire agreement among the parties and supersede any prior correspondence or documents evidencing negotiations between the parties, whether written or oral, and any and all understandings, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.

(c) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the EXECUTIVE and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the EXECUTIVE and the Company under this Agreement shall not be assigned without the prior written consent of the Company and the EXECUTIVE. The rights of the Company hereunder are enforceable by its Affiliates, who are the intended third party beneficiaries hereof. For purposes of this Agreement, the term "Affiliate" shall mean any entity that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. "Control" means the possession, direct or indirect, or the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF LOUISIANA TO BE APPLIED.

(e) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the EXECUTIVE, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(f) Attorneys Fees. In the event a lawsuit or arbitration between the parties with respect to or arising out of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs associated with enforcing the rights of the prevailing party hereunder.

(g) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefore below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to EXECUTIVE:

JON TREZONA

12295 Oakwind Place

Seminole, Florida 33772

Copy to: 1245 Court Street, Suite 102

Clearwater, Florida 33756

Phone: (727) 442-1200

Fax: (727) 443-5829

Attention: Alan S. Gassman

If to MDTO and/or PMCI:

620 Florida St., Suite 200

Baton Rouge, La. 70801

Telephone: (225) 343-7169

Telecopy: (225) 408-1805

Attention: Jose S. Canseco

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(j) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation.

(k) All disputes between the parties related to this Agreement and all other closing documents executed in conjunction therewith shall be resolved through binding arbitration in accordance to the rules and regulations of the American Arbitration Association, the prevailing party being entitled to recover its attorney fees and costs associated with the enforcement of its rights hereunder. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY.

At the request of either party, in the event of a dispute, the other party shall reasonably participate in a mediation pursuant to the rules of mediation applicable by the Circuit Court of Pinellas County, Florida, whereby the party requesting a mediation will give the name of four (4) approved Court Mediators, and the party receiving such request will choose one (1) mediator and facilitate scheduling of a mediation within fifteen (15) days of such notice being sent.

(l) EXECUTIVE is hereby authorized by MDTO to execute this Agreement on behalf of PMCI.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

PREMIER MEDICAL CONSULTANTS, INC. THE EXECUTIVE

BY:_______________________ ________________________

Name: JON TREZONA Jon Trezona

Title: President

MD Technologies Inc.

BY:_____________________

Name: William D. Eglin

Title: Chief Executive Officer

EXHIBIT A

Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, E. Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis, Jefferson, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermillion, Vernon, Washington, Webster, W. Baton Rouge, West Carroll, West Feliciana, Winn